Prospect Capital Declares 17th Consecutive Quarterly Dividend Increase, Representing a 14.6% Current Dividend Yield

NEW YORK, NY -- 12/19/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect" or "Company") announced today that it has declared a second fiscal quarter (for the fiscal year ending June 30, 2009) dividend of $0.40375 per share.

This dividend marks the Company's 17th consecutive quarterly increase. The dividend now represents an approximately 14.6% current annualized dividend yield based on the closing stock price for December 18, 2008 of $11.06. The ex-dividend date is Monday, December 29, 2008. The record date is Wednesday, December 31, 2008. The payment date is Monday, January 19, 2009.

Dividend History

Dividend Per Share              Quarter Ended
$0.40375                        December 31, 2008
$0.4025                         September 30, 2008
$0.40125                        June 30, 2008
$0.40                           March 31, 2008
$0.395                          December 31, 2007
$0.3925                         September 30, 2007
$0.39                           June 30, 2007
$0.3875                         March 31, 2007
$0.385                          December 31, 2006
$0.38                           September 30, 2006
$0.34                           June 30, 2006
$0.30                           March 31, 2006
$0.28                           December 31, 2005
$0.20                           September 30, 2005
$0.15                           June 30, 2005
$0.125                          March 31, 2005
$0.10                           December 31, 2004

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577